                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

         Under the Securities Exchange Act of 1934 (amendment No. 1)*


                               (Name of Issuer)

                               POWER-ONE, INC.


                         (Title of Class of Securities)

                                 COMMON STOCK

                               par value $0.001

                                (CUSIP Number)

                                 739308 10 4



         (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)

                  David A. Knight, c/o Stephens Group, Inc.,
                   111 Center Street, Little Rock, AR 72201
                               (501) 377-2573

             (Date of Event which Requires Filing of this Statement)

                              December 30, 1997

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Stephens Group, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      WC
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Arkansas
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     3,659,050 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     3,659,050 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      3,659,050 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      21.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      HC, CO
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Jackson T. Stephens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      PF
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     22,000 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   429,928 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     22,000 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     429,928 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      451,928 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      2.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Bess C. Stephens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      OO
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   548,075 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     548,075 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      548,075 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      3.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Warren A. Stephens
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      AF OO
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     331,421 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   490,422 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     331,421 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     490,422 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      821,843 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Wilton R. Stephens, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      PF
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     364,363 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   553,687 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     364,363 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     553,687 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      918,050 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      5.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Elizabeth Stephens Campbell
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      PF
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     304,362 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   366,871 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     304,362 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     366,871 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      671,233 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      3.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Jon E. M. Jacoby
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      PF
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     1,239,776 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   364,425 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     1,239,776 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     364,425 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,604,201 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      9.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Vernon J. Giss
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      WC
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   151,204 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     151,204 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      151,204 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      0.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      William Walker
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      PF
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     7,841 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     7,841 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      7,841 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      0.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Curtis F. Bradbury, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      OO
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     156,816 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     156,816 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      156,816 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      0.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Douglas H. Martin
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      BK
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     109,771 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     109,771 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      109,771 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      0.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      I. Ernest Butler, Jr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      OO
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [ ]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   90,000 shares
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH

                                     90,000 shares
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      0.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      IN
--------------------------------------------------------------------------------

COVER PAGE, PART II

CUSIP NO. 739308 10 4


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


      Stephens, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS


      WC
--------------------------------------------------------------------------------
 5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    [X]



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


      Arkansas
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF
                                     225,926 shares
           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING
                                     225,926 shares
           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      225,926 shares
--------------------------------------------------------------------------------
12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [X]



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


      1.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON


      BD
--------------------------------------------------------------------------------

         This Amendment 1 to Schedule 13D is filed to report the acquisition by Stephens Inc. of additional shares of the Common Stock, $0.001 Par Value, of Power-One, Inc. (the "Common Stock") in an amount that exceeds by more than one percent (1%) of the outstanding Common Stock the number of shares of Common Stock previously reported owned by Stephens Inc. on the Initial Schedule 13D filing. The additional shares of the Common Stock were acquired by Stephens Inc. from time to time on the market as a market maker for the Common Stock in the NASDAQ market.

ITEM 2.

         Except as set forth herein, there has been no material change to the information disclosed in Item 2 of the Initial Schedule 13D filed by the reporting persons with respect to their investment in the Common Stock.

         Stephens Inc., an Arkansas corporation, is a second-tier, wholly-owned subsidiary of Stephens Group, Inc. and is a broker-dealer firm registered with the NASD. Stephens Inc. served as an underwriter in the initial public offering of the Common Stock of Power-One. Stephens Inc. also maintains an inventory of Power-One, Inc. Common Stock and is a market maker for the Power-One, Inc. Common Stock. Stephens Inc.'s principal offices are located at 111 Center Street, Little Rock, Arkansas 72201. During the past five years, Stephens Inc. has not been convicted in any criminal proceeding. During the past five years, Stephens Inc. has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws in the following proceedings:

         (a) Stephens Inc. entered into a consent order on October 4, 1996 with the NASD in NASD District 5, Matter Nos. CO5960094, CO5960040 in which the NASD found that Stephens Inc. had failed to establish, maintain and enforce proper supervisory procedures to prevent unsuitable trades or overconcentration of securities in customer accounts, improper communications by unregistered employees or through unregistered offices of the firm, improper communications and excessive compensation in connection with the wholesale marketing of certain mutual funds. Stephens Inc. agreed to engage an independent auditor to review and recommend improvements in its supervisory systems and procedures and to implement such improvements in an effort to prevent similar activities in the future and consented to a fine in connection therewith.

         (b) Stephens Inc. entered into a consent order on September 5, 1997 in In the Matter of Stephens Inc., No. FW-2019 before the Securities and Exchange Commission in which the Commission found that Stephens Inc.'s procedures for obtaining consent from its advisory customers for transactions in securities in which Stephens Inc. makes a market did not fully satisfy the requirements of
Section 206(3) of the Investment Advisers Act of 1940 and ordered that Stephens Inc. cease and desist from its previous method of obtaining consent and utilize only consents that fully satisfy the requirements of said Section 206(3).

         (c) On August 11, 1997, the Chicago Board Options Exchange entered a consent order In the Matter of Stephens Inc., File No. 97-0019, in which it found that Stephens Inc.'s margin system had failed to accurately compute margin requirements for certain option positions in customer accounts. Stephens Inc. agreed to engage independent accountants to review its margin system and to make recommendations to prevent a recurrence of inaccurate margin requirement computations, in an effort to assure accurate pricing and margin calculations in the future, and Stephens Inc. consented to a fine in connection therewith.

         (d) In the Matter of Escambia County, Stephens Inc. and Bill Bethea, NASD No. CO5950076, the NASD found that Stephens Inc. had failed to effectively supervise one of its registered employees in the municipal finance business, who, without the knowledge of Stephens Inc., had apparently paid a bribe to an official of a public bond authority. Stephens Inc. consented to a fine in connection therewith on or about November 15, 1995.

         (e) On or about July 15, 1993, Stephens Inc. entered into a consent order with the Vermont Securities Division, Vermont Securities Division Case No. 93-035-5 regarding Stephens Inc.'s relationship with a Vermont bank in connection with sales of securities on the premises of the bank. Stephens Inc. agreed to defray certain of Vermont Securities Division's administrative costs in handling this matter and to comply with the requests of the Vermont Securities Division regarding the manner in which it conducted its securities business in relation with the bank.

         (f) On or about February 1, 1995, Stephens Inc. entered into an Administrative Order and Settlement Agreement with the Securities Division of the Office of the Secretary of State of the Commonwealth of Massachusetts, Securities Division Case No. E-94-108 in which Stephens Inc. consented to an administrative fine and agreed to maintain policies and procedures to prevent any repetition of an alleged sale of certain mutual fund shares to certain purchasers in Massachusetts prior to registration of such shares in Massachusetts.

         (g) On or about October 23, 1996, Stephens Inc. entered into a letter of consent with NASDR, in NASDR Case No. CO5960089, in which it consented to a fine in connection with an allegation that Stephens Inc. had failed to include one of its public finance assignments on a Form G-37 report filed with the Municipal Securities Rulemaking Board ("MSRB").

         (h) On or about May 8, 1997, Stephens Inc. entered into a letter of consent with NASDR, in NASDR Case No. CO5970016, in which it consented to a fine in connection with an allegation that it had failed to include two public finance assignments on a Form G-37 report filed with the MSRB and that it had failed to file two Form G-36 reports with the MSRB in connection with two municipal finance assignments.

ITEM 3.

         Stephens Inc. buys and sells shares of the Common Stock daily in its role as a market maker for the Common Stock. As of December 30, 1997, the number of shares of the Common Stock owned by Stephens Inc. exceeded by more than one percent of the outstanding Common Stock the number of shares reported owned by Stephens Inc. on the Initial Schedule 13D, which has resulted in the filing of this Amendment 1 to Schedule 13D. As of December 30, 1997,

Stephens Inc. owned 225,926 shares of the Common Stock. Those shares were purchased on the market from time to time since October 20, 1997 at an average price of approximately $13.875 per share, for a total cost of approximately $3,135,000, which was obtained from the working capital of Stephens Inc.

ITEM 4.

         The shares of Common Stock of Power-One, Inc., the acquisition of which is reported on this Amendment 1 of Schedule 13D, were acquired for investment and trading purposes and for the purpose of promoting an active market in the Common Stock by Stephens Inc. as a market maker for the Common Stock and not for any purpose of controlling or exercising control over Power-One, Inc.

ITEM 5.

         The following table discloses the ownership of the Common Stock of Power-One, Inc. by Stephens Group, Inc. and the beneficial ownership of other Common Stock of Power-One, Inc. owned by or attributed to the Directors and executive officers of Stephens Group, Inc. pursuant to SEC Rule 13d-3.

                          BENEFICIAL OWNERSHIP TABLE I

------------------------------------------------------------------------------------------------------------------
                                                                      PERCENT OF      POWER TO            POWER TO
       NAME                                 NO. OF SHARES             OUTSTANDING       VOTE              DISPOSE
------------------------------------------------------------------------------------------------------------------
Stephens Group, Inc.                          3,659,050                   21.4%         Sole                Sole
------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens                             451,928                    2.6%
               including:                        22,000                    0.1%         Sole                Sole
                                                429,928                    2.5%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Bess C. Stephens                                548,075                    3.2%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Warren A. Stephens                              821,843                    4.8%
               including:                       331,421                    1.9%         Sole                Sole
                                                490,422                    2.9%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Wilton R. Stephens, Jr.                         918,050                    5.4%
               including:                       364,363                    2.1%         Sole                Sole
                                                553,687                    3.2%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Jon E. M. Jacoby                              1,604,201                    9.4%
               including:                     1,239,776                    7.3%         Sole                Sole
                                                364,425                    2.1%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Vernon J. Giss                                  151,204                    0.9%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
William Walker                                    7,841                       *         Sole                Sole
------------------------------------------------------------------------------------------------------------------
I. Ernest Butler, Jr.                            90,000                    0.5%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Craig D. Campbell                                  None
------------------------------------------------------------------------------------------------------------------

*indicates less than 0.1%

         The following table discloses the beneficial ownership pursuant to SEC Rule 13d-3 of Power-One, Inc. Common Stock by other Stephens family interests and other employees of Stephens Group, Inc. or Stephens Inc. who invested in Power-One prior to the initial public offering of its Common Stock and by Stephens Inc.:

                          BENEFICIAL OWNERSHIP TABLE II

------------------------------------------------------------------------------------------------------------------
                                                              PERCENT OF              POWER TO            POWER TO
              NAME                NO. OF SHARES               OUTSTANDING               VOTE               DISPOSE
------------------------------------------------------------------------------------------------------------------
Elizabeth Stephens                              671,233                    3.9%
Campbell
             including:                         304,362                    1.8%         Sole                Sole
                                                366,871                    2.2%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Pamela Stephens Rose                            366,871                    2.2%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury, Jr.                         156,816                    0.9%         Sole                Sole
------------------------------------------------------------------------------------------------------------------
Douglas H. Martin                               266,587                    1.6%
                                                109,771                    0.6%         Sole                Sole
                                                156,816                    0.9%        Shared              Shared
------------------------------------------------------------------------------------------------------------------
K. Rick Turner                                   10,452                    0.1%         Sole                Sole
------------------------------------------------------------------------------------------------------------------
C. Ray Gash                                      26,135                    0.2%         Sole                Sole
------------------------------------------------------------------------------------------------------------------
Robert L. Schulte                                13,067                    0.1%         Sole                Sole
------------------------------------------------------------------------------------------------------------------
Michael B. Johnson                                5,226                       *         Sole                Sole
------------------------------------------------------------------------------------------------------------------
Gordon D. Grender and                            78,408                    0.5%         Sole                Sole
Amanda F. Grender,
JTWROS
==================================================================================================================
Stephens Inc.                                   225,926                    1.3%         Sole                Sole
------------------------------------------------------------------------------------------------------------------

*indicates less than 0.1%

         Each person executing this Schedule 13D declares that the filing of this statement on Schedule 13D shall not be construed as an admission that such person is the beneficial owner of any securities covered by this statement, to the fullest extent permitted by Rule 13d-4.

         For further information regarding the ownership of the Power-One Common Stock by Stephens Inc., Stephens Group, Inc., other Stephens family interests, and other current officers or directors of Stephens Group, Inc. who invested in Power-One prior to its initial public offering, the following table discloses the record holdings of the Common Stock of Power-One, Inc. by such persons as of December 30, 1997, as follows:

                                RECORD OWNERSHIP

-----------------------------------------------------------------------------------------------------------------------
                                                                                                            PERCENTAGE
                                               BENEFICIAL OWNERSHIP                       NUMBER                OF
       RECORD HOLDER                              ATTRIBUTED TO                          OF SHARES          OUTSTANDING
-----------------------------------------------------------------------------------------------------------------------
Stephens Group, Inc.                           Stephens Group, Inc.                       3,659,050               21.4%
-----------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens Trust No.One               Jackson T. Stephens,                         121,908                0.7%
UID 1/4/88                                     Warren A. Stephens,
                                               Trustees
-----------------------------------------------------------------------------------------------------------------------
Grandchild's Trust One                         Jon Jacoby, Warren A.                         39,203                0.2%
UID 12/16/85                                   Stephens, Trustees
-----------------------------------------------------------------------------------------------------------------------
Grandchild's Trust Two                         Jon Jacoby, Warren A.                         39,203                0.2%
UID 12/16/85                                   Stephens, Trustees
-----------------------------------------------------------------------------------------------------------------------
Grandchild's Trust Three                       Jon Jacoby, Warren A.                         39,203                0.2%
UID 12/89                                      Stephens, Trustees
-----------------------------------------------------------------------------------------------------------------------
Bess C. Stephens Trust                         Bess C. Stephens,                            123,713                0.7%
UID 1/4/85                                     Jackson T. Stephens,
                                               Vernon Giss, Trustees
-----------------------------------------------------------------------------------------------------------------------
Warren A. Stephens Trust                       Warren A. Stephens,                           87,989                0.5%
UID 9/30/87                                    Trustee
-----------------------------------------------------------------------------------------------------------------------
Stephens Inc. Custodian                        Warren A. Stephens
for Warren A. Stephens IRA                                                                   52,272                0.3%
-----------------------------------------------------------------------------------------------------------------------
Warren & Harriet Stephens                      Jon Jacoby, Trustee
Children's Trust UID9/30/87                                                                 130,679                0.8%
-----------------------------------------------------------------------------------------------------------------------
Harriet Calhoun Stephens Trust                 Harriet C. Stephens,                          60,618                0.4%
UID 3/22/84                                    Trustee
-----------------------------------------------------------------------------------------------------------------------
Elizabeth Ann Stephens Campbell                Elizabeth Stephens
Revocable Trust UID 8/25/92                    Campbell, Trustee                            304,362                1.8%
-----------------------------------------------------------------------------------------------------------------------
W. R. Stephens Trust UID 1/4/85                Bess C. Stephens,                             27,491                0.2%
                                               Jackson T. Stephens,
                                               Vernon Giss, Trustees
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
W. R. Stephens, Jr. Revocable                  Wilton R. Stephens, Jr.,                     364,363                2.1%
Trust UID 2/19/93                              Trustee
-----------------------------------------------------------------------------------------------------------------------
Jon E. M. Jacoby                               Directly Owned                                94,089                0.6%
-----------------------------------------------------------------------------------------------------------------------
J & J Partners                                 Jon E. M. Jacoby                              52,272                0.3%
-----------------------------------------------------------------------------------------------------------------------
Jacoby Enterprises, Inc.                       Jon E. M. Jacoby                             209,088                1.2%
-----------------------------------------------------------------------------------------------------------------------
Coral Two Corporation                          Jon E. M. Jacoby                             143,748                0.8%
-----------------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee &                   Jon E. M. Jacoby
Trust F/B/O Jon E. M. Jacoby                                                                 23,522                0.1%
Keogh
-----------------------------------------------------------------------------------------------------------------------
Douglas H. Martin                              Directly Owned                                67,953                0.4%
-----------------------------------------------------------------------------------------------------------------------
Stephens Inc. Custodian for                    Douglas H. Martin                             41,818                0.2%
Douglas H. Martin IRA
-----------------------------------------------------------------------------------------------------------------------
K. Rick Turner                                 Directly Owned                                 5,226                   *
-----------------------------------------------------------------------------------------------------------------------
Stephens Inc. Custodian for                    K. Rick Turner                                 5,226                   *
K. Rick Turner IRA
-----------------------------------------------------------------------------------------------------------------------
C. Ray Gash                                    Directly Owned                                26,135                0.2%
-----------------------------------------------------------------------------------------------------------------------
Robert L. Schulte                              Directly Owned                                13,067                0.1%
-----------------------------------------------------------------------------------------------------------------------
Michael B. Johnson                             Directly Owned                                 5,226                   *
-----------------------------------------------------------------------------------------------------------------------
Curtis F. Bradbury, Jr.                        Directly Owned                               104,544                0.6%
-----------------------------------------------------------------------------------------------------------------------
Bradbury Enterprises, Inc.                     Curtis F. Bradbury, Jr.                       52,272                0.3%
-----------------------------------------------------------------------------------------------------------------------
William S. Walker                              Directly Owned                                 7,841                   *
-----------------------------------------------------------------------------------------------------------------------
Gordon D. Grender and                          Directly Owned
Amanda F. Grender, JTWROS                                                                    78,408                0.5%
-----------------------------------------------------------------------------------------------------------------------
Stephens Investment Partners I                 Jackson T. Stephens,                         156,816                0.9%
LLC                                            Warren A. Stephens,
                                               Wilton R. Stephens, Jr.,
                                               Jon E. M. Jacoby,
                                               Douglas H. Martin, LLC
                                               Managers
-----------------------------------------------------------------------------------------------------------------------
Coral Partners                                 Jon E. M. Jacoby,                             94,089                0.6%
                                               Warren A. Stephens
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Jackson T. Stephens                            Jon E. M. Jacoby,
Grandchildrens Trust AAAA                      Trustee                                      492,289                2.9%
UID 1/26/96
-----------------------------------------------------------------------------------------------------------------------
Pamela Diane Rose Stephens Trust               Bess C. Stephens,                            366,871                2.2%
One UID 4/10/92                                Elizabeth Stephens
                                               Campbell, Wilton R.
                                               Stephens, Jr., Pamela
                                               Diane Stephens, Trustees
-----------------------------------------------------------------------------------------------------------------------
Warren Miles Amerine Stephens                  Warren A. Stephens,                           63,720                0.4%
Trust UID 9/10/86                              Trustee
-----------------------------------------------------------------------------------------------------------------------
John Calhoun Stephens Trust                    Warren A. Stephens,                           63,720                0.4%
UID 12/1/87                                    Trustee
-----------------------------------------------------------------------------------------------------------------------
Laura Whitaker Stephens Trust                  Warren A. Stephens,                           63,720                0.4%
UID 12/28/90                                   Trustee
-----------------------------------------------------------------------------------------------------------------------
Susan Stephens Campbell 1995                   Jon E. M. Jacoby, I.                          30,000                0.2%
Trust UID 12/4/95                              Ernest Butler,  Jr.
                                               Trustees
-----------------------------------------------------------------------------------------------------------------------
Craig D. Campbell, Jr. 1995 Trust              Jon E. M. Jacoby, I                           30,000                0.2%
UID 12/4/95                                    Ernest Butler, Jr.
                                               Trustees
-----------------------------------------------------------------------------------------------------------------------
Elizabeth Chisum Campbell 1995                 Jon E. M. Jacoby, I.                          30,000                0.2%
Trust UID 12/4/95                              Ernest Butler, Jr.,
                                               Trustees
-----------------------------------------------------------------------------------------------------------------------
W. R. Stephens, Jr. Children's                 Bess C. Stephens, Wilton                      30,000                0.2%
Trust UID 3/1/95                               R. Stephens, Jr.,
                                               Trustees
-----------------------------------------------------------------------------------------------------------------------
Street Name                                    Jackson T. Stephens                           22,000                0.1%
-----------------------------------------------------------------------------------------------------------------------
Street Name                                    Stephens Inc.                                225,926                1.3%
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                     7,649,640               44.8%
-----------------------------------------------------------------------------------------------------------------------

 *indicates less than 0.1%

         As of December 30, 1997, Stephens Inc. owned 225,926 shares of Power-One, Inc. Common Stock in its inventory and as a market maker for the Common Stock.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to my investment in the common stock of Power-One, Inc. is true, complete and correct.

                                     /s/
                                        ----------------------------------------
                                        Jackson T. Stephens, individually and on
                                        behalf of Stephens Group, Inc., Jackson
                                        T. Stephens Trust No. One, Bess C.
                                        Stephens Trust, W. R. Stephens Trust and
                                        Stephens Investment Partners I, LLC


                                     /s/
                                        ----------------------------------------
                                        Bess C. Stephens, individually and on
                                        behalf of Stephens Group, Inc., Bess C.
                                        Stephens Trust, W. R. Stephens Trust,
                                        Pamela Diane Stephens Rose Trust One and
                                        W. R. Stephens, Jr. Children's Trust


                                     /s/
                                        ----------------------------------------
                                        Warren A. Stephens, individually and on
                                        behalf of Stephens Group, Inc., Stephens
                                        Inc., Jackson T. Stephens Trust No. One,
                                        Grandchild's Trust Two, Grandchild's
                                        Trust Three, Warren A. Stephens Trust,
                                        Warren A. Stephens IRA (Stephens Inc.
                                        Custodian), Warren Miles Amerine
                                        Stephens Trust, John Calhoun Stephens
                                        Trust, Laura Whitaker Stephens Trust,
                                        Coral Partners and Stephens Investment
                                        Partners I LLC


                                     /s/
                                        ----------------------------------------
                                        Wilton R. Stephens, Jr., individually
                                        and on behalf of Stephens Group, Inc.,
                                        W. R. Stephens, Jr. Revocable Trust,
                                        Pamela Diane Stephens Rose Trust One, W.
                                        R. Stephens, Jr. Children's Trust and
                                        Stephens Investment Partners I, LLC


                                     /s/
                                        ----------------------------------------
                                        Elizabeth Stephens Campbell,
                                        individually and on behalf of Elizabeth
                                        Ann Stephens Campbell Revocable Trust
                                        and Pamela Diane Stephens Rose Trust One

                                     /s/
                                        ----------------------------------------
                                        Jon E. M. Jacoby, individually and on
                                        behalf of Stephens Group, Inc.,
                                        Grandchild's Trust One, Grandchild's
                                        Trust Two, Grandchild's Trust Three,
                                        Warren and Harriet Stephens Children's
                                        Trust, J & J Partners, Jacoby
                                        Enterprises, Inc., Coral Two
                                        Corporation, Jon E.M. Jacoby Keogh
                                        (Delaware Charter Guarantee & Trust,
                                        Trustee), Coral Partners, Jackson T.
                                        Stephens Grandchildren's Trust AAAA,
                                        Susan Stephens Campbell 1995 Trust,
                                        Craig D. Campbell, Jr. 1995 Trust,
                                        Elizabeth Chisum Campbell 1995 Trust and
                                        Stephens Investment Partners I, LLC


                                     /s/
                                        ----------------------------------------
                                        Vernon J. Giss, individually and on
                                        behalf of Stephens Group, Inc., Bess C.
                                        Stephens Trust and W. R. Stephens Trust


                                     /s/
                                        ----------------------------------------
                                        William Walker, individually and on
                                        behalf of Stephens Group, Inc.


                                     /s/
                                        ----------------------------------------
                                        I. Ernest Butler, individually and on
                                        behalf of Stephens Group, Inc., Susan
                                        Stephens Campbell 1995 Trust, Craig D.
                                        Campbell, Jr. 1995 Trust and Elizabeth
                                        Chisum Campbell 1995 Trust


                                     /s/
                                        ----------------------------------------
                                        Craig D. Campbell on behalf of Stephens
                                        Group, Inc.


                                     /s/
                                        ----------------------------------------
                                        Douglas H. Martin, individually and on
                                        behalf of Douglas H. Martin IRA
                                        (Stephens Inc. Custodian) and Stephens
                                        Investment Partners I, LLC

                                     /s/
                                        ----------------------------------------
                                        Curtis F. Bradbury, Jr., individually
                                        and on behalf of Bradbury Enterprises,
                                        Inc.


                                     /s/
                                        ----------------------------------------
                                        Pamela Diane Stephens, individually and
                                        on behalf of Pamela Diane Stephens Rose
                                        Trust One


                                        Stephens Inc.